Exhibit 10.2

POLICIES AND PROCEDURES	PAGE 1 OF 2	NO. RS – 06
DATE: 1 December 2010 (revised) SUBJECT: SENIOR MANAGEMENT BENEFITS SCHEDULE A

In addition to all of the fringe benefits provided to salaried employees, Division Vice Presidents/General Managers, Vice President—Administration, Chief Technology Officer, Chief Information Officer and Subsidiary Presidents (the “Senior Managers”) will have the following additional benefits:

1.

Insurance premiums will be one-half the amount paid by regular salaried employees with equal seniority for all individual and family health coverage. Life, disability and dental insurance coverage will be paid in full.

2.	Supplemental health insurance benefits for the Senior Managers and dependents up to 4% of the total of the current base salary.

3.	Health Club membership or equivalent in home exercise equipment.

4.

Group Life Insurance and A.D. & D. at 2.0 times annualized base salary as of February 1st each year. The Group Life Insurance / AD&D policy is updated annually on March 1st each year, and the benefit will be limited to the maximum benefit offered by the current life insurance carrier.

5.

Full pay for sick leave up to a point where disability insurance coverage begins. Disability insurance is 60% of base salary, non-integrated with Social Security. Provisions of the actual policy will govern the exact amount of payments.

6.	Two additional weeks of paid vacation in addition to the regular established vacation policy.

7.	Physical examination provided by the Company will be given on a biennial basis to age 60 on individuals who are asymptomatic, annually if symptomatic. Above age 60 examinations will be annually.

8.

Senior Manager’s annual base salary will be grossed up at the end of the calendar year to compensate for the additional payroll and income tax burden created by the treatment of benefits under Numbers 1, 2, 4 and 7, above, as additional income.

9.	Retirement Benefits:

This section applies only to Senior Managers retiring after February 1, 2010. Benefits to Senior Managers retiring before that date will be governed by the policy in effect at retirement.

Upon retirement, the following benefits will be available to Raven Senior Managers who retire between the ages of 65 and 70, or who choose early retirement. Early retirement is defined as the first day of any month after the Senior Manager’s years of service, plus attained age, equals or exceeds the sum of 80, or any date between then and age 65.

Those benefits are:

(A)

Continued retiree group hospital, medical and dental coverage for the Senior Manager, spouse and eligible dependent child(ren), as defined by the insurance carrier’s policy, until the Senior Manager attains the eligibility age for Medicare (presently age 65) or is eligible for Medicare due to disability. Premiums will be at the same rate available to active Senior Managers.

POLICIES AND PROCEDURES	PAGE 2 OF 2	NO. RS – 06
DATE: 1 December 2010 (revised) SUBJECT: SENIOR MANAGEMENT BENEFITS SCHEDULE A

If said Senior Manager dies prior to Medicare eligibility, coverage will continue on the same basis for spouse and/or eligible dependent child(ren) as long as spouse does not remarry and dependent child(ren) meets insurance carrier’s eligibility requirements.

When the Senior Manager becomes eligible for Medicare, the spouse is eligible for continued retiree group hospital, medical, or dental coverage until the spouse becomes eligible for Medicare. Coverage for the spouse will terminate in the event the Senior Manager and spouse divorce or the spouse remarries after the death of the Senior Manager. Upon divorce or remarriage of spouse, the spouse would then be offered COBRA in compliance with Federal COBRA guidelines administered on a consecutive basis.

When the Senior Manager becomes eligible for Medicare, eligible dependent child(ren) are eligible for continued retiree group hospital, medical, and dental coverage until the dependent no longer meets the definition of an eligible dependent as defined by the insurance carrier’s policy. Upon loss of dependent eligibility, COBRA will be offered in compliance with Federal COBRA guidelines administered on a consecutive basis.

(B)

Upon eligibility for Medicare by either the Senior Manager or spouse, the Senior Manager and spouse will be provided supplemental hospital, medical, and prescription drug coverage to Medicare which would result in the same coverage that is provided to the full-time active Senior Managers of the company. This coverage, as well as group dental coverage, will continue for the rest of the Senior Manager’s and spouse’s life or until the spouse divorces said Senior Manager or remarries after the death of the Senior Manager. In the event the spouse divorces or remarries after the death of the Senior Manager, supplemental coverage will cease being paid by Raven and will be the responsibility of the former spouse.

In the event that eligible dependent child(ren) are eligible for Medicare, said dependent child(ren) will be provided supplemental hospital and medical coverage to Medicare which would result in the same coverage that is provided to the full-time active officers of the company. This coverage, as well as group dental coverage, will continue for the rest of the dependent’s life as long as the dependent meets disability requirements.

(C)	In the event that a retired Senior Manager marries/remarries, retiree benefits are only offered to spouses enrolled in benefits at the time of the Senior Manager’s retirement.

(D)

Upon retirement, supplemental health insurance benefits for the Senior Manager and dependents will be provided annually for the rest of the Senior Manager’s life at an amount of up to 3.5% of the highest total annual compensation (salary and bonus) during the last five years of employment with the company.